EXHIBIT 99.1

NextSource Materials Announces Results of 2017 Annual and Special Meeting of Stockholders and the Appointment of Officers

TORONTO, Dec. 05, 2017 (GLOBE NEWSWIRE) -- NextSource Materials Inc. (TSX:NEXT) (OTCQB:NSRC) (“NextSource” or the “Company”) is pleased to announce the results of the Annual and Special Meeting of stockholders (the “Meeting”) held in Toronto, Ontario, Canada on December 5, 2017.

As of the October 6, 2017, the record date for the Meeting, there were 460,995,711 common shares of the Company outstanding and entitled to vote at the Meeting. Of this amount, there were 313,662,602 common shares represented in person or by proxy at the Meeting.

All of the resolutions put forward at the Meeting were approved. The final voting results of the Meeting are set out below:

(1) Election of Directors. The Company’s shareholders elected the following 6 nominees to the Board. Each of the nominees will serve for a one-year term and hold office until the next annual meeting of shareholders, unless he sooner ceases to hold office. The following table sets forth the vote of the shareholders at the Annual Meeting with respect to the election of directors:

Nominee	For	Withheld	Abstain	Broker Non-Vote
John Sanderson	97.7%	2.3%	-	10.8%
Craig Scherba	99.5%	0.5%	-	10.8%
Quentin Yarie	91.4%	8.6%	-	10.8%
Robin Borley	99.5%	0.5%	-	10.8%
Dalton Larson	98.3%	1.7%	-	10.8%
Dean Comand	99.5%	0.5%	-	10.8%

(2) Appointment of MNP LLP.  The Company’s shareholders approved the appointment of MNP LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2018 and authorization of the Board to fix their remuneration.  The following table sets forth the vote of the shareholders at the Annual Meeting with respect to the appointment of MNP LLP:

For	Withheld	Abstain	Broker Non- Vote
99.2%	0.8%	-	-

(3) Approval of the Share Consolidation.  The Company’s shareholders approved an amendment to the Company’s articles of incorporation or articles of continuance, as applicable, to be completed at the Board’s sole discretion, to effect a share consolidation (reverse stock split) of the Company’s outstanding common shares in a ratio of between one-for-five and one-for-ten, at any time prior to the one year anniversary of the Meeting, without further stockholder approval. The following table sets forth the vote of the shareholders at the Annual Meeting with respect to the approval of the share consolidation and corresponding amendment to our articles:

For	Against	Abstain	Broker Non- Vote
94.9%	7.89%	-	0%

(4)  Approval of the Redomicile.  The Company’s shareholders approved (i) the redomicile of the Company from the State of Minnesota to Canada (the “Redomicile”); (ii) a plan of conversion relating to the Redomicile; (iii) the filing of articles of conversion under the Minnesota Business Corporation Act and proposed articles of continuance of the Company under the Canada Business Corporations Act; (iv) the replacement of the Company’s articles of incorporation with proposed articles of continuance in connection with, and subject to the effectiveness of, the Redomicile; and (v) the adoption of new bylaws of the Company to replace the Company’s existing bylaws in connection with, and subject to the effectiveness of, the Redomicile. The following table sets forth the vote of the shareholders at the Annual Meeting with respect to the approval of the Redomicile:

For	Against	Abstain	Broker Non- Vote
80.8%	19.2%	-	10.8%

For	Against	Abstain	Broker Non- Vote
253,524,856	60,137,746	-	33,911,592

(5) Advisory Vote on Executive Compensation. The Company’s shareholders approved the non-binding advisory resolution, commonly known as a “Say on Pay” proposal, regarding the compensation of the Company’s named executive officers.  The following table sets forth the vote of the shareholders at the Annual Meeting with respect to the advisory vote on executive compensation:

For	Against	Abstain	Broker Non-Vote
97.3%	2.7%	-	10.8%

Subsequent to the Meeting, the Board of Directors of the Company approved the appointments of the following directors and executive officers:

  John Sanderson as Chairman of the Board
  Craig Scherba as President and Chief Executive Officer
  Marc Johnson as Treasurer and Chief Financial Officer
  Brent Nykoliation as Senior Vice President, Corporate Development
  Robin Borley as Senior Vice President, Mine Development
  Dean Comand (Chair), Dalton Larson and John Sanderson to the Audit Committee
  Quentin Yarie (Chair), Dalton Larson and John Sanderson to the Nomination Committee
  Dalton Larson (Chair), Dean Comand and John Sanderson to the Compensation Committee.

ABOUT NEXTSOURCE MATERIALS INC.

NextSource Materials Inc. is a mine development company based in Toronto, Canada, that is developing its 100%-owned Molo Graphite Project in southern Madagascar to expected production in 2018. The Molo Graphite Project is a feasibility-stage, shovel-ready project and ranks as one of the largest-known and highest quality flake graphite deposits in the world and the only project with SuperFlake® graphite.

For further information contact: +1.416.364.4911

Brent Nykoliation, SVP, Corporate Development at brent@nextsourcematerials.com or
Craig Scherba, President and CEO at craig@nextsourcematerials.com